Exhibit 99.1

Waccamaw Bankshares, Inc. Stock Component of Russell Microcap Index

          WHITEVILLE, N.C., Aug. 11 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK), parent company of Waccamaw Bank, announced that the stock is now a component of the Russell Microcap Index.

          This index, which began operation in July, is compromised of the smallest 1,000 securities in the small-cap Russell 2000 Index, plus the next 1,000 securities.  As of the latest computation, the average market capitalization in this index was $217.0 million, and the median market capitalization was $182.6 million.  The Russell indexes are utilized by investment managers and institutional investors for investment-related strategic purposes.

          Waccamaw Bank, the primary operating subsidiary of Waccamaw Bankshares, Inc., presently operates financial centers in Whiteville, Wilmington, Chadbourn, Tabor City, Shallotte, Holden Beach and Waccamaw Financial Services, its wholly owned investment and insurance subsidiary.  Additionally, the bank will open a seventh office in Southport tomorrow. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at http://www.waccamawbank.com.

SOURCE  Waccamaw Bankshares, Inc.
          -0-                                                       08/11/2005
          /CONTACT:  Jim Graham of Waccamaw Bankshares, Inc., +1-910-641-0044/
          /Web site:  http://www.waccamawbank.com /
          (WBNK)